Exhibit 5.1

September 17, 2024

REE Automotive Ltd.

Kibbutz Glil-Yam 4690500

Israel

Re: REE Automotive Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to REE Automotive Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2022, and the related prospectus supplement, filed on September 17, 2024 (the “Prospectus Supplement”), relating to the issuance and sale by the Company to the purchasers (the “Investors”) identified in the securities purchase agreement, dated as of September 15, 2024 of 7,362,930 Class A Ordinary Shares, no par value of the Company (the “Shares”), and up to 3,639,893 additional Class A Ordinary Shares, no par value of the Company issuable upon the exercise of warrants, as described in the Prospectus Supplement (the “Warrants”, and together with the Shares, the “Registered Shares”).

In connection herewith, we have examined the originals, photocopies, or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement to which this opinion is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) resolutions of the board of directors (the “Board”) of the Company which have heretofore been approved and relate to the Company’s issuance and sale of the Shares and the Warrants, filing of the Registration Statement and the Prospectus Supplement and other actions to be taken in connection with such issuance and sale; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or confirmed as photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

We have further assumed that at the time of issuance and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Shares that the Company is authorized to issue shall have been increased in accordance with the Company’s Articles such that a sufficient number of Shares are authorized and available for issuance under the Articles.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares underlying the Registered Shares have been duly authorized, and when any Warrant is exercised or converted, respectively by any of the Investors pursuant to the terms thereof, the Registered Shares issuable at that time by the Company to the Investors will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), the rules and regulations of the SEC promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act. Notwithstanding the foregoing, the Company’s transfer agent, Continental Stock Transfer & Trust Company, may rely on this opinion, in connection with the issuance of the Registered Shares, as if it was an addressee hereunder.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Herzog Fox & Neeman
Herzog Fox & Neeman